EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 5.4%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 29, 2007—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2006.

Net income for the three months ended December 31, 2006 increased to $2.234 million, or $.44 per share-basic and diluted, from $2.087 million, or $.42 per share-basic and $.41 per share-diluted for the same quarter in 2005. Net interest income for the fourth quarter of 2006, after the provision for loan losses for the quarter, was $5.950 million, approximately 6.5% higher than the same period in 2005, in part due to the negative provision for loan losses brought about by improving loan quality and favorable loss experience. The provision for possible loan losses for the three months ended December 31, 2006 was a negative provision of $58 thousand compared to the positive provision of $38 thousand for the same period in 2005. The net interest margin increased to 4.63% in the fourth quarter of 2006 from 4.40% in the same period in 2005 primarily because of a rise in yields on interest bearing assets. Non-interest income increased in the fourth quarter of 2006 by approximately $256 thousand, or 19.9%, while non-interest expenses increased $408 thousand, or 9.7%, compared to the same period in 2005.

Net income for the year ended December 31, 2006 increased 5.4% to $8.395 million, or $1.67 per share-basic and $1.65 per share-diluted, from the $7.966 million, $1.59 per share basic and $1.57 per share diluted for the year ended December 31, 2005. Net interest income for the year ended December 31, 2006, after the provision for loan losses, increased 7.0% to $23.667 million from $22.112 million in the same period in 2005. Net interest margin decreased to 4.55% in 2006 from 4.61% in 2005. The provision for possible loan losses for the year ended December 31, 2006 was a negative provision of $361 thousand compared to the positive provision of $1.084 million in 2005. This negative provision was the result of improved loan quality, favorable loss experience and a decrease in loans outstanding. Non-interest income increased $450 thousand, or 7.8%, and non-interest expense increased $1.106 million, or 6.3%, for the year ended December 31, 2006 when compared to 2005.

Total assets as of December 31, 2006 increased $6.370 million, or 1.0%, when compared to December 31, 2005. Deposits decreased $1.965 million, or .4%. Loans, net of unearned income, during this period decreased $6.533 million, or 1.7%, due to several large loans at December 31, 2005 for supplies for the Hurricane Katrina disaster area. Those contracts have been completed and the loans repaid. Non-performing assets decreased by $2.541 million to $5.692 million at December 31, 2006 compared to December 31, 2005 because of a decrease in non-accrual loans and other real estate owned.

During 2006, the Company paid dividends totaling $0.69 per share. This represents an increase of 6.2% over 2005.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2006	2005	2006	2005
Interest income and fees	$9,400	$8,506	$36,487	$33,043
Interest expense	3,508	2,883	13,181	9,847

Net interest income	5,892	5,623	23,306	23,196

Provision for loan losses	(58)	38	(361)	1,084

Net interest income after provision for loan losses	5,950	5,585	23,667	22,112

Non-interest income	1,541	1,285	6,187	5,737
Non-interest expense	4,599	4,191	18,623	17,517

Net income before taxes	2,892	2,679	11,231	10,332
Income taxes	658	592	2,836	2,366

Net income	$2,234	$2,087	$8,395	$7,966

Earnings per share - basic	$0.44	$0.42	$1.67	$1.59

Earnings per share - diluted	$0.44	$0.41	$1.65	$1.57

Average shares outstanding-basic	5,020,228	5,009,278	5,016,257	5,006,493

Average shares outstanding-diluted	5,078,518	5,070,626	5,080,755	5,066,125

	As of December 31, 2006	As of December 31, 2005
Balance Sheet Data:
Total assets	$621,197	$614,827
Total earning assets	552,843	542,441
Loans, net of unearned income	372,993	379,526
Allowance for loan losses	3,712	4,562
Total deposits	471,847	473,812
Long-term borrowings	59,400	60,049
Shareholders’ equity	69,665	63,774
Book value per share	$13.88	$12.73
Dividends paid per share	$0.69	$0.65

Average Balance Sheet Data:
Total assets	$604,137	$591,872
Total earning assets	537,891	528,562
Loans, net of unearned income	373,729	371,925
Total deposits	469,460	464,629
Long-term borrowings	59,608	54,823
Shareholders’ equity	66,665	63,068

Non-performing assets:
Non-accrual loans	1,629	4,347
Loans 90+ days past due	1,355	911
Other real estate owned	2,708	2,975

Net charge-offs as a percentage of average net loans	0.13%	0.33%
Performance Ratios:
Return on average assets	1.39%	1.35%
Return on average equity	12.59%	12.63%

Net interest margin (tax equivalent)	4.55%	4.61%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com